Exhibit 99.1
News from
Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Government, Investor and Public Affairs
314/994-2717

FOR IMMEDIATE RELEASE
Arch Coal, Inc. Reports Second Quarter 2011 Results
Arch completes acquisition of ICG
Company achieves record quarterly revenues, EBITDA and cash flow
Per-ton sales prices increase across all regions
Company updates full year 2011 earnings guidance
Earnings Highlights

	Quarter Ended		Six Months Ended
In $ millions, except per share data	6/30/11	6/30/10	6/30/11	6/30/10
Revenues	$985.1	$764.3	$1,858.0	$1,476.2
Income from Operations	102.8	106.5	205.1	138.7
Net Income [1]	11.1	66.2	66.7	64.4
Fully Diluted EPS	0.06	0.41	0.39	0.40

Adjusted Fully Diluted EPS [2]	0.44	0.43	0.81	0.46
Adjusted EBITDA [2]	$247.8	$199.4	$439.3	$330.8

1/-	Net income attributable to ACI.

2/-	Defined and reconciled under “Reconciliation of non-GAAP measures” in the release.
     ST. LOUIS (July 29, 2011) — Arch Coal, Inc. (NYSE: ACI) today reported second quarter 2011 earnings per diluted share of $0.06 versus $0.41 in the prior-year quarter. Second quarter 2011 results include after-tax charges of $67 million that encompass acquisition-related expenses, debt financing and retirement fees for the International Coal Group (“ICG”) transaction, and non-cash amortization of acquired coal supply agreements. Excluding these charges, adjusted net income for the second quarter of 2011 was $78 million, or $0.44 per diluted share.
     “The second quarter was a momentous one for Arch Coal — we announced, completed and made considerable progress in integrating the largest acquisition in our company’s history,” said Steven F. Leer, Arch’s chairman and chief executive officer. “With this acquisition, we have expanded and strengthened Arch’s value proposition — by creating a world-class global metallurgical and thermal coal franchise poised for growth — while maintaining our sharp focus on mine safety and environmental stewardship.”
     Adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) rose nearly 25 percent versus the prior-year period to reach a record $248 million in the second quarter of 2011. Quarterly revenues also grew nearly 30 percent versus a year ago to hit a record $985 million, led by higher per-ton sales prices across all regions.

     “Arch achieved record revenues and EBITDA in the quarter just ended – a combination of solid operating results and the addition of ICG on June 15,” said Leer. “In particular, per-ton margins expanded meaningfully in our Appalachian and Western Bituminous regions, both of which benefitted from higher sales prices, increased volumes and lower operating costs.”
     In the first half of 2011, Arch generated adjusted EBITDA of $439 million, an increase of 33 percent versus the prior-year period. Cash flow from operations increased 21 percent to $314 million for the first six months of 2011, while capital expenditures totaled $108 million, resulting in record free cash flow of $206 million year-to-date.
     “Looking ahead, we have updated our full-year earnings guidance to reflect our current expectation for metallurgical and thermal coal markets, contributions from newly acquired assets, acquisition-related financing considerations and reduced volume expectations in the Powder River Basin stemming from ongoing flooding in the Midwest,” added Leer. “We currently expect 2011 to be the company’s best year yet and project a very strong second half.”
Strategic Acquisition
     As previously announced, Arch completed the acquisition of ICG on June 15, 2011. The aggregate value of the transaction totaled $3.5 billion, including the redemption of ICG’s outstanding debt. This acquisition establishes Arch as the second largest U.S. – and a top 10 global – metallurgical coal supplier, while creating a powerful platform for future growth in international metallurgical and thermal markets.
     “We expect the addition of ICG to create tremendous value for shareholders, and we have now turned our attention to unlocking the full potential of this highly strategic acquisition,” said Leer. Based upon the milestones achieved during the first six weeks of integration, Arch has increased its annual synergy estimate to between $100 million and $120 million, starting in 2012. Roughly 65 percent of those synergies relate to operational cost savings and administrative cost reductions, and 35 percent stem from marketing and blending optimization efforts.
     “The integration of ICG has been smooth and swift, and is materially complete from both an operations and administrative perspective,” said John W. Eaves, Arch’s president and chief operating officer. “We’re now charged with delivering the synergies we have quantified, identifying new ways to streamline operations, further improving the combined company’s cost structure, liberating incremental tons into seaborne markets and accelerating metallurgical development projects.”
     Arch recorded $98 million in pre-tax acquisition-related expenses in the second quarter of 2011, comprised of advisory, bridge financing and legal fees as well as severance and other costs stemming from the integration of the operations. The company also anticipates incurring some additional expenses related to the acquisition during the third quarter of 2011.
Financial Developments
     Arch financed the purchase of ICG with a combination of new debt and equity offerings completed in June, as well as borrowings under the company’s amended credit facility. During the second quarter, Arch secured a $2 billion revolving credit facility, increasing the capacity from $860 million previously, and extending the term of the facility through June 2016.

     Also during the second quarter, Arch issued $2.0 billion in senior notes and sold $1.3 billion in common stock to raise funds for – and maintain its credit rating after – the ICG acquisition. At June 30, 2011, Arch’s debt totaled $3.8 billion, net of cash, and its net debt-to-total-capital ratio was 52 percent.
     “Arch successfully executed capital markets transactions to prudently finance the ICG acquisition, retain our existing credit ratings and preserve a strong balance sheet,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “Looking ahead, our ability to advance future growth projects and bring forward those cash flows, while maintaining a low-cost operating structure across our regions, should unlock further value for our stakeholders.”
Operational Results
     “Our second quarter results reflect solid operating performances at our legacy and newly acquired operations,” said Eaves. “We are capturing higher prices in each region, effectively managing our costs and seamlessly integrating ICG’s operations into the fold.”
     “In addition, the power of our diverse operating platform was on display in the second quarter, as strong contributions from our Appalachian and Western Bituminous segments helped to overcome the impact of Midwestern flooding, which affected planned quarterly shipments out of the Powder River Basin,” added Eaves.

	Arch Coal, Inc.
	2Q11	1Q11	2Q10
Tons sold (in millions)	36.7	36.2	38.1
Average sales price per ton	$24.67	$22.30	$19.16
Cash cost per ton	$17.17	$16.25	$14.17
Cash margin per ton	$7.50	$6.05	$4.99
Total operating cost per ton	$19.75	$18.55	$16.47
Operating margin per ton	$4.92	$3.75	$2.69
Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amortization of acquired coal supply agreements not included in results.
Amounts reflected in this table exclude certain coal sales and purchases which have no effect on company results. For further description of the excluded transactions, please refer to the supplemental regional schedule that can be found at http://investor.archcoal.com.
     Second quarter 2011 consolidated operating margin per ton expanded more than 30 percent versus the first quarter, primarily due to strong performances from Arch’s Western Bituminous Region and its Appalachian operations, which include the ICG mines since June 15. Average sales price per ton rose 10.6 percent, led by higher pricing in each region and a larger percentage of higher-priced tons in the company’s overall volume mix. Consolidated operating costs per ton increased 6.5 percent over the same time period, reflecting the impact of lower Powder River Basin volume levels, a larger volume contribution from the company’s Appalachian segment and higher sales-sensitive costs.

	Powder River Basin
	2Q11	1Q11	2Q10
Tons sold (in millions)	28.0	28.8	31.0
Average sales price per ton	$13.70	$13.51	$11.88
Cash cost per ton	$10.79	$10.26	$9.23
Cash margin per ton	$2.91	$3.25	$2.65
Total operating cost per ton	$12.26	$11.71	$10.67
Operating margin per ton	$1.44	$1.80	$1.21
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amortization of acquired coal supply agreements not included in results.
     In the Powder River Basin, second quarter 2011 operating margin per ton declined when compared with the first quarter, resulting from higher per-ton costs associated with lower shipment levels. Second quarter sales volumes were lower than expected, with 1.5 million tons lost during the quarter just ended due to the aforementioned flooding in the Midwest. Sales price increased $0.19 per ton over the same time period, while operating costs rose on the impact of lower volume levels, increased maintenance expense and higher sales-sensitive costs.

	Appalachia
	2Q11	1Q11	2Q10
Tons sold (in millions)	3.8	3.2	3.1
Average sales price per ton	$91.41	$85.10	$73.96
Cash cost per ton	$58.16	$60.57	$49.19
Cash margin per ton	$33.25	$24.53	$24.77
Total operating cost per ton	$66.28	$67.14	$57.10
Operating margin per ton	$25.13	$17.96	$16.86
Note: Appalachia segment includes ICG operations (ex. Illinois) since June 15, 2011.
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. These transactions are not reflected in this table.
     Second quarter 2011 operating margin per ton in Arch’s newly designated Appalachian segment rose 40 percent versus the first quarter, benefiting from strong metallurgical coal markets and solid mine operating performances. Second quarter sales volumes rose nearly 20 percent versus the first quarter with the return of Mountain Laurel’s longwall production in mid-April and the addition of ICG volumes. Average sales price increased $6.31 per ton over the same time period, reflecting a larger percentage of metallurgical coal shipments and higher pricing on metallurgical coal sales, offset to some degree by lower-priced steam coal sales shipped in the second quarter. Operating costs declined $0.86 per ton in the second quarter when compared with the first quarter, due to the effect of higher volume levels and the return of Mountain Laurel’s longwall.

	Western Bituminous Region
	2Q11	1Q11	2Q10
Tons sold (in millions)	4.7	4.2	4.0
Average sales price per ton*	$35.59	$34.87	$32.91
Cash cost per ton*	$21.75	$23.61	$25.21
Cash margin per ton	$13.84	$11.26	$7.70
Total operating cost per ton*	$26.43	$28.51	$29.81
Operating margin per ton	$9.16	$6.36	$3.10

*	Beginning with this report, sales prices and costs in the region are presented f.o.b. point for all domestic customers. There is no impact to reported cash and operating margin per ton.

Operating cost per ton includes depreciation, depletion and amortization per ton.
     In the second quarter of 2011, operating margin in the Western Bituminous Region rose nearly 45 percent versus the first quarter to reach $9.16 per ton. Second quarter average sales price increased slightly compared with the first quarter, reflecting a more favorable mix of customer shipments, including volumes destined for the eastern U.S. and for export out of the West Elk mine in Colorado. Operating costs fell 7 percent over the same time period, due to the effect of higher volume levels and solid operational cost control.
Coal Market Trends
     Arch believes coal market fundamentals continue to improve as 2011 progresses.
•	Although down modestly from record levels set earlier this year, global metallurgical coal prices remain strong, benefiting from continued growth in worldwide steel demand and supply constraints due to infrastructure, transportation and geologic mine challenges.

•	Forward 2012 prices for seaborne steam coal into northern Europe are trading above $125 per metric tonne, which should support continued U.S. coal exports into Europe and Asia. Moreover, index prices for Powder River Basin coal have increased more than 10 percent for forward year deliveries since the shoulder season lows.

•	Arch projects U.S. coal exports will reach 106 million tons (including overland shipments in North America) during 2011, an increase of 25 million tons versus 2010. In addition, Arch estimates coal imported into the United States will continue to decline in 2011, further tightening U.S. coal supply.

•	Domestic power demand so far in 2011 is even with last year, through the third week of July, according to the Edison Electric Institute. U.S. coal consumption through May has declined due to strong contributions from other fuel sources, but is expected to increase meaningfully during the summer burn season, particularly in light of hot summer temperatures across much of the country in recent weeks.

•	U.S. coal production in the first half of 2011 remained essentially flat versus a year ago, according to recently released MSHA data and company estimates. Notably, second quarter Powder River Basin production totaled 99 million tons, a decline of 7 million tons versus the first quarter, likely due to rail transportation disruptions caused by Midwest flooding. Arch also expects that shipments in the basin will be negatively impacted in the third quarter.

•	Arch projects continued reductions in total U.S. generator coal stockpile levels during 2011. According to government data, coal power plant stockpiles experienced a much smaller-than-normal build in May. Coupled with rail disruptions and warm temperatures in June and July, Arch believes that stockpiles on a national basis could be below the five-year average by the end of August, which should further support domestic price levels into 2012 and beyond.
     “Strengthening fundamentals have buoyed coal prices in recent weeks, especially in the PRB, and we expect that trend to continue as the year progresses,” said Leer.
Production and Sales Contract Portfolio
     Arch has updated its 2011 sales volume forecast to include ICG volumes since June 15 and to take into account lower-than-expected shipments from its Powder River Basin operations due to flooding, and now forecasts the full year range to be between 160 million and 165 million tons. Arch’s sales volume guidance includes tons destined for metallurgical coal markets (coking and pulverized coal injection/PCI), which the company projects will reach approximately 9 million tons in 2011, assuming roughly a half year contribution from ICG.

	2011		2012
	Tons	Price	Tons	Price
Powder River Basin
Committed, Priced	115.4	$13.57	81.5	$14.23
Committed, Unpriced	2.3		11.0
Appalachia
Committed, Priced (Coking/PCI)	7.8	$121.29	0.6	$136.90
Committed, Priced (Steam)	12.1	$66.43	7.2	$67.84
Western Bituminous Region
Committed, Priced	18.0	$35.61	11.3	$38.88
     “Arch committed or priced volumes across all operating regions during the second quarter, with a focus on growing our export thermal and met business,” said Eaves. “In particular, our Appalachian commitments rose with the inclusion of ICG contracts, while our Powder River Basin commitments — approximately one-third of which were 8,400-Btu coal — reflect improving domestic thermal market conditions.”
2011 Earnings Guidance
     Arch has updated its 2011 earnings guidance as follows:
•	Earnings per diluted share on a GAAP basis is projected to be between $1.49 and $1.93, including advisory, financing and legal fees, severance, amortization of acquired coal supply agreements and other costs stemming from the acquisition of ICG.

•	Excluding the aforementioned charges, adjusted earnings per diluted share would be in the range of $1.75 to $2.15.

•	Adjusted EBITDA is forecasted to be in the $1.08 billion to $1.2 billion range.

•	Capital spending is expected to be in the $480 million to $520 million range, including $75 million to $80 million for the development of Tygart Valley No. 1.

•	Depreciation, depletion and amortization expense (excluding non-cash amortization of acquired coal supply agreements) is projected to be between $452 million and $470 million.

     “As mentioned, we expect Arch’s shipments in the Powder River Basin to be impacted into the third quarter — with up to 4.5 million tons affected for the full year — due to flooding and rail disruptions,” said Leer. “Despite that fact, our forecast points to a strong second half, as global markets remain strong and domestic markets appear poised to tighten further.”
     “The enhanced Arch is keenly focused on integrating and managing our operations to excel in our three key areas: safety, stewardship and shareholder value,” added Leer. “We believe Arch’s expanded size, superior metallurgical and thermal coal asset base, low-cost operations and highly productive workforce will enable us to deliver substantial value over the long term.”
     A conference call regarding Arch Coal’s second quarter 2011 financial results will be webcast live today at 11 a.m. E.D.T. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).
     U.S.-based Arch Coal is a top five global coal producer and marketer, with 179 million tons of coal sold pro forma in 2010. Arch is the most diversified American coal company, with mining complexes across every major U.S. coal supply basin. Its core business is supplying cleaner-burning, low-sulfur thermal and metallurgical coal to power generators and steel manufacturers on four continents.
Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenues
Coal sales	$985,087	$764,295	$1,858,025	$1,476,169
Costs, expenses and other
Cost of coal sales	709,953	570,861	1,363,637	1,121,611
Depreciation, depletion and amortization	95,183	87,759	178,720	176,278
Amortization of acquired sales contracts, net	1,489	5,214	7,433	15,967
Selling, general and administrative expenses	29,039	35,344	59,474	62,510
Change in fair value of coal derivatives and coal trading activities, net	2,672	4,587	888	10,464
Acquisition and transition costs related to ICG	48,666	—	48,666	—
Gain on Knight Hawk transaction	—	(41,577)	—	(41,577)
Other operating income, net	(4,732)	(4,392)	(5,848)	(7,783)

	882,270	657,796	1,652,970	1,337,470

Income from operations	102,817	106,499	205,055	138,699

Interest expense, net:
Interest expense	(42,249)	(35,125)	(76,829)	(70,208)
Interest income	755	623	1,501	961

	(41,494)	(34,502)	(75,328)	(69,247)

Other non-operating expense
Bridge financing costs related to ICG	(49,490)	—	(49,490)	—
Net loss resulting from early retirement of ICG debt	(250)	—	(250)	—

	(49,740)	—	(49,740)	—

Income before income taxes	11,583	71,997	79,987	69,452
Provision for income taxes	186	5,723	12,716	4,948

Net income	11,397	66,274	67,271	64,504
Less: Net income attributable to noncontrolling interest	(318)	(118)	(591)	(144)

Net income attributable to Arch Coal, Inc.	$11,079	$66,156	$66,680	$64,360

Earnings per common share
Basic earnings per common share	$0.06	$0.41	$0.40	$0.40

Diluted earnings per common share	$0.06	$0.41	$0.39	$0.40

Weighted average shares outstanding
Basic	174,244	162,388	168,442	162,380

Diluted	175,272	163,130	169,554	163,105

Dividends declared per common share	$0.11	$0.10	$0.21	$0.19

Adjusted EBITDA (A)	$247,837	$199,354	$439,283	$330,800

(A)	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$82,345	$93,593
Restricted cash	350,966	—
Trade accounts receivable	335,052	208,060
Other receivables	91,064	44,260
Inventories	350,201	235,616
Prepaid royalties	38,119	33,932
Deferred income taxes	7,015	—
Coal derivative assets	12,780	15,191
Other	121,123	104,262

Total current assets	1,388,665	734,914

Property, plant and equipment, net	7,726,456	3,308,892

Other assets
Prepaid royalties	94,382	66,525
Goodwill	539,963	114,963
Deferred income taxes	—	361,556
Equity investments	207,646	177,451
Other	194,333	116,468

Total other assets	1,036,324	836,963

Total assets	$10,151,445	$4,880,769

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$286,437	$198,216
Coal derivative liabilities	5,791	4,947
Deferred income taxes	—	7,775
Accrued expenses and other current liabilities	395,020	245,411
Current maturities of debt and short-term borrowings	428,610	70,997

Total current liabilities	1,115,858	527,346
Long-term debt	3,773,923	1,538,744
Asset retirement obligations	412,324	334,257
Accrued pension benefits	36,047	49,154
Accrued postretirement benefits other than pension	87,626	37,793
Accrued workers’ compensation	65,027	35,290
Deferred income taxes	863,970	—
Other noncurrent liabilities	258,261	110,234

Total liabilities	6,613,036	2,632,818

Redeemable noncontrolling interest	11,032	10,444

Stockholders’ Equity
Common stock	2,127	1,645
Paid-in capital	2,991,550	1,734,709
Treasury stock, at cost	(53,848)	(53,848)
Retained earnings	593,896	561,418
Accumulated other comprehensive loss	(6,348)	(6,417)

Total stockholders’ equity	3,527,377	2,237,507

Total liabilities and stockholders’ equity	$10,151,445	$4,880,769

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended June 30,
	2011	2010
	(Unaudited)
Operating activities
Net income	$67,271	$64,504
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	178,720	176,278
Amortization of acquired sales contracts, net	7,433	15,967
Bridge financing costs related to ICG	49,490	—
Net loss resulting from early retirement of ICG debt	250	—
Write down of assets acquired from ICG	7,316	—
Prepaid royalties expensed	19,491	16,048
Employee stock-based compensation expense	7,071	7,439
Amortization of debt financing costs	5,093	4,901
Gain on Knight Hawk transaction	—	(41,577)
Changes in:
Receivables	(25,329)	(44,057)
Inventories	(37,113)	2,458
Coal derivative assets and liabilities	4,902	11,631
Accounts payable, accrued expenses and other current liabilities	8,912	32,060
Income taxes, net	(15,186)	(309)
Deferred income taxes	20,873	(4,719)
Other	15,006	18,731

Cash provided by operating activities	314,200	259,355

Investing activities
Acquisition of ICG, net of cash acquired	(2,910,380)	—
Increase in restricted cash	(74,814)	—
Capital expenditures	(107,725)	(171,958)
Proceeds from dispositions of property, plant and equipment	1,411	229
Purchases of investments and advances to affiliates	(38,059)	(14,249)
Additions to prepaid royalties	(25,212)	(23,466)

Cash used in investing activities	(3,154,779)	(209,444)

Financing activities
Proceeds from the issuance of senior notes	2,000,000	—
Proceeds from the issuance of common stock, net	1,249,407	—
Payments to retire ICG debt	(307,984)	—
Increase in restricted cash for retirement of ICG debt	(260,663)	—
Net increase (decrease) in borrowings under lines of credit and commercial paper program	303,096	(15,555)
Net payments on other debt	(8,845)	(8,249)
Debt financing costs	(112,334)	(437)
Dividends paid	(34,192)	(30,870)
Issuance of common stock under incentive plans	846	137
Contribution from noncontrolling interest	—	891

Cash provided by (used in) financing activities	2,829,331	(54,083)

Decrease in cash and cash equivalents	(11,248)	(4,172)
Cash and cash equivalents, beginning of period	93,593	61,138

Cash and cash equivalents, end of period	$82,345	$56,966

Arch Coal, Inc. and Subsidiaries
Schedule of Consolidated Debt
(In thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Commercial paper	$—	$56,904
Revolving credit agreement	360,000	—
9.125% senior notes ($200.0 million face value) due 2018	250,000	—
4.00% convertible senior notes ($16.5 million face value) due 2017	42,902	—
9.00% convertible senior notes ($18 thousand face value) due 2012	44	—
6.75% senior notes ($450.0 million face value) due 2013	451,294	451,618
8.75% senior notes ($600.0 million face value) due 2016	588,029	587,126
7.25% senior notes due 2020 at par	500,000	500,000
7.00% senior notes due in 2019 at par	1,000,000	—
7.25% senior notes due 2021 at par	1,000,000	—
Other	10,264	14,093

	4,202,533	1,609,741
Less: current maturities of debt and short-term borrowings	428,610	70,997

Long-term debt	$3,773,923	$1,538,744

Restricted cash	$350,966	$—

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.
The following reconciles these items to net income and cash flows as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization and the amortization of acquired sales contracts. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.
Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net income	$11,397	$66,274	$67,271	$64,504
Income tax expense	186	5,723	12,716	4,948
Interest expense, net	41,494	34,502	75,328	69,247
Depreciation, depletion and amortization	95,183	87,759	178,720	176,278
Amortization of acquired sales contracts, net	1,489	5,214	7,433	15,967
Acquisition and transition costs	48,666	—	48,666	—
Bridge financing costs related to ICG	49,490	—	49,490	—
Net loss resulting from early retirement of ICG debt	250	—	250	—
Net income attributable to noncontrolling interest	(318)	(118)	(591)	(144)

Adjusted EBITDA	$247,837	$199,354	$439,283	$330,800

Adjusted net income and adjusted diluted earnings per common share
Adjusted net income and adjusted diluted earnings per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles. We believe that adjusted net income and adjusted diluted earnings per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, adjusted net income and adjusted diluted earnings per share should not be considered in isolation, nor as an alternative to net income or diluted earnings per common share under generally accepted accounting principles.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net income attributable to Arch Coal	$11,079	$66,156	$66,680	$64,360

Amortization of acquired sales contracts, net	1,489	5,214	7,433	15,967
Acquisition and transition costs	48,666	—	48,666	—
Bridge financing costs related to ICG	49,490	—	49,490	—
Net loss resulting from early retirement of ICG debt	250	—	250	—
Tax impact of adjustments	(33,005)	(1,903)	(35,205)	(5,828)

Adjusted net income attributable to Arch Coal	$77,969	$69,467	$137,314	$74,499

Diluted weighted average shares outstanding	175,272	163,130	169,554	163,105

Diluted earnings per share	$0.06	$0.41	$0.39	$0.40

Amortization of acquired sales contracts, net	0.01	0.03	0.04	0.10
Acquisition and transition costs	0.28	—	0.29	—
Bridge financing costs related to ICG	0.28	—	0.29	—
Net loss resulting from early debt extinguishment	—	—	—	—
Tax impact of adjustments	(0.19)	(0.01)	(0.20)	(0.04)

Adjusted diluted earnings per share	$0.44	$0.43	$0.81	$0.46

Free Cash Flow
Free cash flow is defined as operating cash flows minus capital expenditures and is not a measure of cash flow in accordance with generally accepted accounting principles. We use free cash flow as a measure of our ability to make investments, acquisitions and payments to our debt and equity security holders. Free cash flow should not be considered in isolation, nor as an alternative to cash flows generated from operations.

	Six Months Ended June 30,
	2011	2010
	(Unaudited)
Cash provided by operating activities	$314,200	$259,355
Capital expenditures	(107,725)	(171,958)

Free cash flow	$206,475	$87,397

Reconciliation of 2011 Targets
Adjusted EBITDA

	Targeted Results
	Year Ended December 31, 2011
	Low	High
	(Unaudited)
Net income attributable to Arch Coal	284,000	369,000
Income tax expense	46,000	80,000
Interest expense, net	224,000	221,000
Depreciation, depletion and amortization	452,000	470,000
Amortization of acquired sales contracts, net	(27,000)	(43,000)
Acquisition and transition costs	51,260	53,260
Bridge financing costs related to ICG	49,490	49,490
Net loss resulting from early retirement of ICG debt	250	250

Adjusted EBITDA	$1,080,000	$1,200,000

Adjusted net income and adjusted diluted earnings per share

	Targeted Results
	Year Ended December 31, 2011
	Low	High
	(Unaudited)
Net income attributable to Arch Coal	$284,000	$369,000

Amortization of acquired sales contracts, net	(27,000)	(43,000)
Acquisition and transition costs	51,260	53,260
Bridge financing costs related to ICG	49,490	49,490
Net loss resulting from early retirement of ICG debt	250	250
Tax impact of adjustments	(23,424)	(18,244)

Adjusted net income attributable to Arch Coal	$334,576	$410,756

Diluted weighted average shares outstanding	191,092	191,092

Diluted earnings per share	$1.49	$1.93
Amortization of acquired sales contracts, net	(0.14)	(0.23)
Acquisition and transition costs	0.27	0.28
Bridge financing costs related to ICG	0.26	0.26
Net loss resulting from early debt extinguishment	—	—
Tax impact of adjustments	(0.13)	(0.09)

Adjusted diluted earnings per share	$1.75	$2.15